Sangui BioTech International , Inc.1393 North Bennett CircleFarmington, Utah 84025

c/o SanguiBioTech GmbHAlfred-Herrhausen-Str. 4458455 Witten

Sangui patent for Production of Artificial Oxygen Carriers granted

Witten, Germany, October 17, 2012 - As expected and previously indicated, the European Patent Office has granted a patent based on Sangui’s application (EP 01 945 245): “Mammalian hemoglobin compatible with blood plasma, cross-linked and conjugated with polyalkylene oxides as artificial medical oxygen carriers, production and use thereof.”  The grant is effective today, October 17, 2012, subsequent to its official publication by the Patent Office.

Sangui BioTech International, Inc. ("SGBI") is a holding company the shares of which are being traded on the OTCQB marketplace (www.otcmarkets.com: SGBI) and the OTC market of Hamburg-Hannover stock exchanges. Its purpose is to provide financing and access to the capital markets for the enterprises of the Sangui group. SanguiBioTech GmbH is a ninety percent subsidiary of Sangui BioTech International, Inc.

For more information please contact:

Joachim FleingPhone: +49 (179) 7963472Fax: +49 (2302) 915191e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projections of results of operation or financial condition or state other “forward-looking” information. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirements. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.